QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(7) and (c)
File No. 333-130622

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated December 22, 2005)

$150,000,000

MEDAREX, INC.

2.25% Convertible Senior Notes Due May 15, 2011
Shares of Common Stock Issuable Upon Conversion of the Notes

        This prospectus supplement no. 1 supplements the prospectus dated December 22, 2005 of Medarex, Inc., relating to the public offering and sale by the selling securityholders described below. In May 2004, we issued and sold $150,000,000 aggregate principal amount of our 2.25% Convertible Senior Notes due May 15, 2011 in a private offering. This prospectus supplement contains information on ownership of the notes and the shares of common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

        SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The table and related notes, and the paragraphs immediately following the table and related notes, appearing in the prospectus under the heading "Selling Securityholders" are amended by the information contained in the following table and related notes, and the paragraphs immediately following the table and related notes:

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Percentage of Outstanding Notes Beneficially Owned Prior to the Offering	Shares of Common Stock Issuable Upon Conversion of the Notes and Available for Resale(2)	Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering(3)
Baker Biotech Fund I, L.P.	5,431,000	3.6%	395,990	1,067,965	*
Baker Biotech Fund II, L.P.	5,314,000	3.5%	387,459	1,008,367	*
Baker Biotech Fund III, L.P.	2,222,000	1.5%	162,013	396,044	*
Baker Biotech Fund II (Z) L.P.	339,000	*	24,717	60,226	*
Baker Biotech Fund III (Z) L.P.	426,000	*	31,061	77,838	*
Baker Bros. Investments L.P.	575,000	*	41,925	110,276	*
Baker Bros. Investments II, L.P.	257,000	*	18,739	45,545	*
Baker/Tisch Investments, L.P.	249,000	*	18,155	104,988	*
First Convertible Securities Fund	12,593,750	8.4%	918,247	918,247	*
14159, L.P.	187,000	*	13,635	33,163	*
SG Americas Securities, LLC	175,000	*	12,759	12,759	*

*
Less than 1%

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling securityholders provided us with the information regarding their holdings of notes and common stock for inclusion herein.

(2)
Unless otherwise noted, represents shares of common stock issued upon conversion of our 2.25% Convertible Senior Notes due May 15, 2011.

(3)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 111,427,835 shares outstanding as of November 30, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the convertible notes held by a particular holder. However, we did not assume the conversion of the convertible notes held by any other holder.

        None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, although the selling securityholders may hold additional securities of Medarex

        Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

        Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

The date of this prospectus supplement is January 9, 2006.

QuickLinks